Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-251353-01 on Form S-3 of our report dated February 18, 2022, relating to the consolidated financial statements of Interstate Power and Light Company and subsidiaries appearing in this Annual Report on Form 10-K of Interstate Power and Light Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 18, 2022